EXHIBIT 99.1

Tuesday Morning Corporation Announces First Quarter 2010 Results

DALLAS, Oct. 27, 2009 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the first quarter of fiscal 2010 were $165.9 million compared to $173.4 million for the quarter ended September 30, 2008, a decrease of 4.3%. Comparable store sales for the quarter ended September 30, 2009 decreased by 5.8% comprised of a 1.7% decrease in traffic and a 4.1% decrease in average ticket. Net loss for the first quarter ended September 30, 2009 was $4.7 million, or $0.11 loss per diluted share, compared to a net loss of $4.3 million, or $0.10 loss per diluted share, for the same period last year.

Kathleen Mason, President and Chief Executive Officer, stated, "We are encouraged by the positive trends we experienced in September. We have effectively managed inventory levels. At September 30, 2009, inventory was down 8.6% from the same period last year. Our revolver balance was $5.3 million at September 30, 2009 versus $36.5 million at the same time in the prior year, an 85% reduction. We had $130.9 million in availability under our credit facility at September 30, 2009."

Financial Results for the First Quarter Ended September 30, 2009

Gross Profit -- Gross profit decreased $0.8 million, or 1.2%, to $63.4 million for the first quarter ended September 30, 2009 compared to the same quarter last year of $64.2 million. As a percentage of net sales, gross profit increased to 38.2% for the quarter compared to 37.0% for the same period in fiscal 2008. This decrease in gross profit dollars is largely the result of lower sales volume. The increase in gross profit percentage was primarily due to a decrease in markdowns resulting from tighter inventory control as well as a decrease in freight expense.

Selling, General and Administrative Expenses ("SG&A") -- SG&A for the quarter was $70.3 million, or 42.4% of net sales, versus $70.9 million, or 40.9% of net sales, in the same period last year. On a per average store basis, SG&A was lower this quarter by 1.7% versus the same period last year.

Interest Expense -- Net interest expense for the quarter ended September 30, 2009 increased to $765,000 versus $331,000 for the same period last year due to higher amortization of financing fees related to our new credit facility.

Balance Sheet

Inventory decreased from $307.1 million at September 30, 2008 to $280.7 million at September 30, 2009, a decrease of 8.6%. On a per average store basis, inventory was 9.3% lower at September 30, 2009 versus September 30, 2008. Net property and equipment was $72.0 million at September 30 2009, a reduction of $4.6 million compared to September 30, 2008. This decrease resulted from capital expenditures for the quarter being less than depreciation.

Accounts payable was lower at September 30, 2009 by $3.9 million, or 3.7%, versus September 30, 2008 due to lower inventory levels. At September 30, 2009, we had $5.3 million outstanding under our revolving credit facility versus $36.5 million outstanding at September 30, 2008. Outstanding letters of credit, primarily for insurance programs, were $12.4 million at September 30, 2009 compared to $10.4 million at the same time last year. At September 30, 2009, we had availability under our credit facility of $130.9 million and we were in compliance with all terms of our credit facility.

Store Activity

We operated 850 stores in 43 states as of September 30, 2009. During the first quarter of fiscal 2010, we opened 10 new stores, closed 17 existing stores and relocated 9 stores. The states experiencing the largest decline in sales continue to be those states most affected by the continued deterioration of the housing market, such as Florida, California, Nevada and Arizona.

Fiscal Year 2010 Guidance

Due to the continued uncertainty in the home furnishings retail environment, our guidance for fiscal 2010 will not change. As a result, we reaffirm our previous guidance for the full fiscal year ending June 30, 2010 as follows:

 Net sales:                           $795 million to $805 million
 Comparable store sales:              negative low single digits
 Diluted (loss) earnings per share:   ($0.02) to $0.02
 Capital expenditures:                $21 million
 Change in store count:               (7)

We plan to continue to relocate and expand stores, which serve to improve the portfolio of stores. The stores we have relocated in the last 8 quarters have shown double digit sales improvements and improved profit margins. As previously stated, we plan to open seven fewer stores than we close for the full fiscal year, allowing us to focus on the existing stores. The increase in capital expenditures projected for fiscal 2010 reflects the Company's plan to remodel stores, improve and enhance systems, as well as further streamline the distribution process.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 850 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

The Investor Relations section of our corporate web site at www.tuesdaymorning.com contains press releases, a link to request financial and other information and access to our filings with the Securities and Exchange Commission.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of the current economic recession; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

 Tuesday Morning Corporation
 Consolidated Statement of Operations
 (In thousands, except per share data)
                                                 Three Months Ended
                                                      Sept. 30,
                                               -----------------------

                                                   2009       2008
                                                  -----------------
                                                     (unaudited)

 Net Sales                                     $  165,867  $  173,401
 Cost of sales                                    102,488     109,245
                                               ----------- -----------
    Gross profit                                   63,379      64,156

 Selling, general and administrative expenses      70,312      70,910
                                               ----------- -----------

    Operating loss                                 (6,933)     (6,754)

 Other income (expense):
  Interest expense                                   (751)       (411)
  Interest income                                      --          --
  Other income (expense), net                         (14)         80
                                               -----------------------
    Other income (expense)                           (765)       (331)
                                               -----------------------

 Loss before income taxes                          (7,698)     (7,085)

 Income tax benefit                                (3,037)     (2,788)
                                               ----------- -----------

 Net loss                                      $   (4,661) $   (4,297)
                                               =========== ===========

 Loss Per Share:
 Net loss per common share:
  Basic                                           $ (0.11)    $ (0.10)
  Diluted                                         $ (0.11)    $ (0.10)

 Weighted average number of common shares:
  Basic                                            41,686      41,441
  Diluted                                          41,686      41,441

 Consolidated Balance Sheets
 (in thousands)                      Sept. 30,  Sept. 30,    June 30,
                                       2009       2008         2009
                                   ----------- ----------- -----------
                                   (unaudited) (unaudited)
 Assets
 Current assets:
  Cash and cash equivalents        $    5,602  $    4,888  $    5,783
  Inventories                         280,716     307,081     223,628
  Prepaid expenses and other assets    14,472      11,847      10,197
  Income tax receivable                    --       8,952       1,545
                                   ----------- ----------- -----------
    Total current assets              300,790     332,768     241,153

 Property and Equipment, net           71,961      76,601      72,356

 Other long-term assets:
  Deferred financing costs              3,975         453       4,211
  Other assets                          1,222       2,519       1,521
                                   ----------- ----------- -----------

    Total Assets                   $  377,948  $  412,341  $  319,241
                                   =========== =========== ===========

 Liabilities and Stockholders'
  Equity
 Current liabilities:
  Current portion of long-term
   debt                            $       --  $    6,500  $       --
  Accounts payable                    102,246     106,175      47,109
  Accrued liabilities                  32,888      30,821      28,765
  Deferred income taxes                   576         267          --
  Income taxes payable                     77       1,612       1,564
                                   ----------- ----------- -----------
    Total current liabilities         135,787     145,375      77,438

 Revolving credit facility, excl.
  current portion                       5,300      30,000          --
 Deferred rent                          3,506       4,127       4,171
 Income tax payable - non current         612          --          --
 Deferred income taxes                  2,009       3,414       2,279
                                   ----------- ----------- -----------
    Total Liabilities                 147,214     182,916      83,888

 Stockholders' equity                 230,734     229,425     235,353
                                   ----------- ----------- -----------
    Total Liabilities and
     Stockholders' Equity          $  377,948  $  412,341  $  319,241
                                   =========== =========== ===========

 Consolidated Statement of Cash Flows
 (in thousands)
                                                 Three Months Ended
                                                      Sept. 30,
                                               -----------------------

                                                   2009       2008
                                                  -----------------
                                                     (unaudited)
 Net cash flows used in operating activities:
  Net loss                                     $   (4,661) $   (4,297)
  Adjustments to reconcile net income to net
    cash (used in) operating activities:
  Depreciation and amortization                     3,929       4,212
  Amortization of financing fees                      236          50
  Deferred income taxes                             1,443          --
  Loss on disposal of fixed assets                    222         139
  Stock compensation expense                          533         709
  Other non-cash charges                                6         (44)
  Net change in operating assets and
   liabilities                                     (7,569)    (25,210)
                                               ----------- -----------

 Net cash used in operating activities             (5,861)    (24,441)
                                               ----------- -----------

 Net cash flows from investing activities:
  Capital expenditures                             (3,757)     (3,637)
  Proceeds from sale of assets                         --          --

 Net cash used in investing activities             (3,757)     (3,637)
                                               ----------- -----------

 Net cash flows from financing activities:
  Borrowings-revolving credit facility             33,954      63,000
  Repayments-revolving credit facility            (28,654)    (35,000)
  Change in cash overdraft                          4,137      (3,665)
  Proceeds from exercise of common stock
   options and stock purchase plan purchases           --           1
                                               ----------- -----------

 Net cash provided by financing activities          9,437      24,336
                                               ----------- -----------

 Net decrease in cash and cash equivalents           (181)     (3,742)

 Cash and cash equivalents, beginning of period     5,783       8,630
                                               ----------- -----------

 Cash and cash equivalents, end of period      $    5,602  $    4,888
                                               =========== ===========

CONTACT:  Tuesday Morning Corporation
          Stephanie Bowman, Chief Financial Officer
          972-934-7251

          Laurey Peat + Associates
          Laurey Peat
          214-871-8787